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                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, by and between Health Fitness Corporation, a Minnesota corporation, (hereinafter called "HFC"), and David Hurt (hereinafter called "Executive"):

                                    RECITALS

         WHEREAS, the Executive was promoted from Vice President of Hospital Operations to Senior Vice President of Operations - Western Region effective May 8, 2001;

         WHEREAS, the Executive received an increase in base salary for such promotion and is receiving, contingent upon the signing of this Agreement, which contains among other matters confidentiality, noncompetition and inventions provisions, an additional retroactive increase in base salary, eligibility for annual bonus compensation and the benefit of the terms set forth in Article II as well as other terms and benefits set forth in this Agreement;

         WHEREAS, the Executive wishes to continue to be employed with HFC and HFC wishes to employ the Executive under the terms and conditions set forth in this Agreement;

         WHEREAS, the Executive acknowledges and agrees that he has and will continue to have access to confidential, proprietary and trade secret information in the course of his employment with HFC, the unauthorized use or disclosure of which would cause irreparable harm to HFC;

         WHEREAS, the Executive wishes to receive from HFC the additional compensation and benefits, and the benefit of other terms of conditions of employment, as set forth in this Agreement as valuable consideration for the confidentiality, noncompetition, inventions and other provisions contained in this Agreement; and

         WHEREAS, HFC and the Executive wish to set forth the terms of their agreement in writing;

         NOW, THEREFORE, in consideration of Executive's additional compensation and benefits and the continuation of his employment under the terms and conditions of this Agreement, any promotions, increases in compensation, and/or other benefits now or hereafter paid or made available to Executive by HFC, and for other good and valuable consideration the receipt and sufficiency of which is specifically acknowledged by the parties, Executive and HFC agree as follows:

                                    ARTICLE I

                      EMPLOYMENT, COMPENSATION AND BENEFITS

         1.01 Employment With HFC. HFC hereby agrees to continue to employ Executive in the position of Senior Vice President of Operations - Western Region effective August 13, 2001, and


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Executive hereby accepts such employment with HFC, subject to the terms and conditions of this Agreement. Such employment shall continue indefinitely until terminated in accordance with Article II of this Agreement.

         1.02     Duties.

                  (a) Executive agrees, during his employment, to devote his full time and best efforts to the business of HFC, including, without limitation, the performance of those duties and responsibilities reasonably and customarily associated with his position such as, but not limited to, those duties and responsibilities associated with increasing HFC's profitability and revenue growth; provided, however, that Executive's duties and responsibilities shall be subject to determination by HFC's Chief Executive Officer or his designee (with such designee being a corporate officer of HFC).

                  (b) Executive shall report to, and at all times shall be subject to the direction of, HFC's Chief Executive Officer or his designee (with such designee being a corporate officer of HFC).

                  (c) Executive, at all times during his employment with HFC, shall comply with HFC's reasonable standards, regulations and policies as determined or set forth by HFC from time to time and as applicable to employees of HFC.

         1.03 Outside Activities. Executive shall not engage in any outside activities that conflict or appear to conflict with HFC's interests, or that interfere in any way with Executive's performance of his duties hereunder. In addition, Executive shall not engage in any activity that might subject HFC to criticism or adverse publicity, that might interfere with his normal work schedule, or that might interfere with his job duties. Moreover, Executive shall not, and hereby agrees not to accept remuneration of any kind form his participation in any outside activity without the express written approval of HFC.

         1.04 Annual Base Salary. Executive's annual base salary shall be calculated on the gross amount of U.S. $104,251 per year (retroactive to May 8, 2001 effective only as a specific condition to, and upon the signing of, this Agreement), less withholding for income and FICA taxes and any other proper deductions. Executive's annual base salary will be paid to him in accordance with HFC's normal payroll practices. Executive's performance shall be reviewed annually for base salary increase beginning one year from Executive's date of promotion and such increase, if any, shall be determined by the Chief Executive Officer in his sole discretion.

         1.05 Fringe Benefits. HFC shall provide the following fringe benefits to Executive so long as he is employed by HFC or as otherwise required by law:

                  (a) Executive is eligible to accrue up to 15 days of paid vacation time per anniversary year in accordance with HFC's standard vacation practices and policies. In addition, Executive may be eligible for additional paid time off in accordance with HFC's standard paid time off practices and policies.

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                  (b)    Executive shall be eligible to participate in all other
                  employee benefit plans and programs offered by HFC from time to time, including, but not limited to, any medical, dental, short-term disability, long-term disability and life insurance coverage, or retirement plans, in accordance with the terms and conditions of those benefit plans and programs.

                  (c) Effective only as a specific condition to, and upon signing of, this Agreement, Executive shall be eligible to participate in an annual calendar year bonus program effective with the 2001 calendar year. Such bonus program shall pay Executive up to 10% of his calendar year base salary if the Executive achieves certain performance criteria. Such performance criteria will be determined annually by HFC as approved by the Board of Directors of HFC. Executive's achievement of the performance criteria will be determined after the annual audit of HFC's financial statements, and the bonus, if earned will be payable to Executive (less withholding for income tax and FICA taxes and any other proper deductions) no later than the April 30th following the audit. The Executive must be in the active employ of HFC at the time the bonus is paid to be eligible for any portion of the bonus.

         1.06 Expenses. During the term of this Agreement, Executive shall be entitled to prompt reimbursement by HFC for all reasonable, ordinary and necessary travel, entertainment and other business related expenses incurred by Executive (in accordance with the policies and procedures established by HFC for employees from time to time) in the performance of his duties and responsibilities under this Agreement; provided, however, that Executive shall properly account for such expenses in accordance with federal, state and local tax requirements and HFC's policies and procedures.

                                   ARTICLE II

                                   TERMINATION

         2.01     Events of Termination.  Executive's employment with HFC:

                  (a) May be terminated by mutual written agreement of HFC and Executive.

                  (b) Shall terminate immediately upon the death of Executive.

                  (c) May be terminated upon written notice from HFC to Executive for Cause, which shall mean the following:

                                    (i)    Failure of Executive to (a)
                           satisfactorily, faithfully, diligently or competently perform the duties, requirements and responsibilities of his employment as contemplated by this Agreement or as assigned by HFC's Chief Executive Officer, or
                           (b) take reasonable direction consistent with his position from the HFC's Chief Executive Officer; or

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                                    (ii)    Failure of Executive to comply with
                           the reasonable policies, regulations and directives of HFC as in effect from time to time; or

                                    (iii)   Any act or omission on the part of
                           Executive which constitutes a failure to comply with the provisions of this Agreement; or

                                    (iv)    Any act or omission on the part of
                           Executive which is harmful to the reputation or business of HFC, including, but not limited to, personal conduct of Executive which is inconsistent with federal and state laws respecting harassment of, or discrimination against, one or more of HFC's employees; or

                                    (v)    Conviction of Executive of, or a
                           guilty or nolo contendere plea by Executive with respect to, any crime punishable as a felony; or any bar against Executive from serving as a director, officer or executive of any firm the securities of which trade publicly.

                           Specifically excluded from Cause shall be Executive's
                  refusal to relocate outside Executive's present city of residence.

                           Executive's termination for Cause shall be determined
                  in good faith by and in the sole discretion of HFC's Chief Executive Officer and/or his designee (with such designee being a corporate officer of HFC).

                           In the event of termination pursuant to subparagraph
                  2.01(c)(iii), (iv) or (v), Executive's termination shall be immediate upon the giving of written notice to Executive. However, in the event of termination pursuant to subparagraph 2.01(c)(i) or (ii), HFC's Chief Executive Officer will provide Executive written notice (the "Cause Notice") of proposed termination which provides (1) reasonable detail as to the cause or causes asserted by HFC and upon which the Cause Notice is based, and (2) notification of a certain period of time from receipt of such Cause Notice within which he shall have the opportunity to cure the performance or conduct upon which the Cause Notice is based, to the satisfaction of HFC's Chief Executive Officer. If after the completion of the designated cure period HFC's Chief Executive Officer determines, in his sole discretion, that Executive has failed to cure the performance or conduct, Executive will be given written notice of his termination and Executive's employment will terminate immediately upon the giving of such notice to Executive.

                  (d) May be terminated upon Executive's inability to perform the essential functions of his position due to physical or mental disability, with or without reasonable accommodation, as determined in the good faith judgment of the HFC's Chief Executive Officer, or as may otherwise be required by applicable law.

                  (e) Shall terminate at the end of the month during which Executive reaches the normal retirement date established by HFC for senior management employees of


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                  HFC, but in no event earlier than the compulsory retirement age permitted under federal or similar law for senior management employees.

                  (f) May be terminated by Executive for any reason on ninety (90) days' written notice to HFC.

                  (g) May be terminated by HFC at any time, for any reason, upon written notice to Executive.

         2.02 Compensation Upon Termination of Executive's Employment. In the event that Executive's employment with HFC terminates the following provisions shall govern as applicable:

                  (a)   If termination occurs pursuant to subparagraph 2.01(a),
                  (b), (c), (d), (e), or (f), Executive's receipt of annual base salary and fringe benefits shall terminate as of the date of termination or as required by law, unless the parties agree in writing otherwise. If termination occurs pursuant to subparagraph 2.01(d), Executive acknowledges and agrees that his receipt of salary compensation between the date of disability and date of termination shall be governed by HFC's employee benefit programs, as may be amended from time to time, to the extent Executive is eligible to participate in such programs.

                  (b) If termination occurs pursuant to subparagraph 2.01(g), Executive's receipt of annual base salary and fringe benefits shall terminate as of the date of termination or as required by law. However, Executive shall receive as separation pay the equivalent of 4 months of his then current annual base salary. Any separation pay due to Executive under this subparagraph 2.02(b) shall be payable to Executive, at the sole discretion of HFC, either in a lump sum or in installments in accordance with HFC's standard payroll practices. Executive shall be required to execute a general release of any and all claims in favor of HFC in exchange for his receipt of separation pay under this subparagraph 2.02(b).

                  (c) All payments made to Executive under this Paragraph 2.02 shall be reduced by amounts (i) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, or (ii) owed to HFC by Executive for any amounts advanced, loaned or misappropriated in accordance with applicable law.

                                   ARTICLE III

                         PROTECTION OF TRADE SECRETS AND
                           CONFIDENTIAL BUSINESS DATA

         3.01. Confidential Information. For the purposes of this Agreement, "Confidential Information" means any information not generally known to the public and proprietary to HFC and includes, without limitation, trade secrets, inventions, and information pertaining to research, development, purchasing, marketing, selling, accounting, licensing, business systems, business


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techniques, site processes and manuals, customer lists, prospective customer lists, price lists, fee schedules, business strategies and plans, information pertaining to the benefits HFC provides to its customers and employees, pending patentable materials and/or designs, design documentation, documentation of meetings, tests and/or test standards, employee compensation, or manuals whether in document, electronic, computer or other form. For example, Confidential Information may be contained in HFC's customer lists, prospective customer lists, the particular needs and requirements of customers, the particular needs and requirements of prospective customers, and the identity of customers or prospective customers. Information shall be treated as Confidential Information irrespective of its source and any information which is labeled or marked as being "confidential" or "trade secret" shall be presumed to be Confidential Information. The definition of "Confidential Information" is not intended to be complete. From time to time during the term of his employment, Executive may gain access to other information not generally known to the public and proprietary to HFC concerning HFC's business that is of commercial value to HFC, which information shall be included in the definition of "Confidential Information" above, even though not specifically listed in that definition. The definition of Confidential Information and the provisions of this Article III apply to any form in which the subject information, trade secrets, or data may appear, whether written, oral, or any other form of recording or storage.

         3.02 Maintain in Confidence. Executive shall hold the Confidential Information, including trade secrets and/or data, in the strictest confidence and will never, without prior written consent of HFC, (directly or indirectly) disclose, assign, transfer, convey, communicate to or use for his own or another's benefit or (directly or indirectly) disclose, assign, transfer, convey, communicate to or use by him, a competitor of HFC or any other person or entity, including, but not limited to, the press, other professionals, corporations, partnerships or the public, at any time during his employment with HFC or at any time after his termination of employment with HFC, regardless of the reason for the Executive's termination, whether voluntary or involuntary. Executive further promises and agrees that he will faithfully abide by any rules, policies, practices or procedures existing or which may be established by HFC for insuring the confidentiality of the Confidential Information, including, but not limited to, rules, policies, practices or procedures: (a) limiting access to authorized personnel; (b) limiting copying of any writing, data or recording; (c) requiring storage of property, documents or data in secure facilities provided by HFC and limiting safe or vault lock combinations or keys to authorized personnel; and/or (d) checkout and return or other procedures promulgated by HFC from time to time.

         3.03 Return of Information/Property. Upon termination of the employer-employee relationship, whether voluntary or involuntary, Executive will return to HFC any and all written or otherwise recorded form of all Confidential Information (and any copies thereof) in his possession, custody or control, including, but not limited to, notebooks, memoranda, specifications, customer lists, prospective or potential customer lists, or price lists, and will take with him, upon leaving HFC's place of business or employment with HFC, no such documents, data, writings, recordings, or reproduction in any form which may have been entrusted or obtained by him during the course of his employment or to which he had access, possession, custody or control, except with HFC express, written permission. Upon termination of employment, whether voluntary or involuntary, Executive will deliver to HFC all Confidential Information in recorded form in his possession, custody or control. Moreover, in the event of termination of Executive's employment all corporate documents, records, files, credit cards, computer disks and tapes, computer access cards, codes and


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keys, file access codes and keys, building and office access cards, codes and keys, materials, equipment and other property of HFC which is in Executive's possession shall be returned to HFC at its principal business offices on the date of termination of Executive's employment, or within five business days thereafter if termination occurs without notice. Executive may copy, at Executive's expense, documents, records, materials and information of HFC only with HFC's express, written permission.

         3.04 Irreparable Harm. The parties acknowledge that HFC will suffer irreparable harm if the Executive breaches Paragraphs 3.02 or 3.03, either during or after his employment. Accordingly, HFC shall be entitled, in addition to any other right and remedy they may have, at law or equity, to a temporary restraining order and/or injunction, without the posting of a bond or other security, enjoining or restraining the Executive from any violation of Paragraphs 3.02 or 3.03, and the Executive hereby consents to HFC's right to seek the issuance of such injunction. If HFC institutes any such action against Executive, alone or in conjunction with any third party or parties to enforce any terms or provisions of Paragraphs 3.02 or 3.03, then the party that prevails in such action shall be entitled to receive from the opposing party (or parties) in the action the prevailing party's reasonable attorneys' fees incurred in such action and all costs and expenses incurred in connection therewith in accordance with Paragraph 7.07.

                                   ARTICLE IV

                                NON-SOLICITATION

         4.01 Non-Solicitation Agreement. During Executive's employment with HFC and for a period of one (1) year (or shorter period as provided for in Paragraph 4.02) after his employment with HFC ends for whatever reason (voluntary or involuntary), Executive shall not,

                           (a) solicit HFC's current or former customers or potential or prospective customers on behalf of himself or any other business, person or entity for the purpose of selling, offering, providing or otherwise making available products or services that are the same as or similar to those products and services that were offered by HFC at any time during Executive's employment with HFC;

                           (b) exploit or use contacts, developed or made during his employment with HFC, for the purpose of soliciting HFC's current or former customers or potential or prospective customers on his behalf or the behalf of any other business, person or entity for purpose of selling, offering, providing or otherwise making available products or services that are the same as or similar to those products and services that were offered by HFC at any time during Executive's employment with HFC; or

                           (c) directly or indirectly, induce or attempt to induce, any of HFC's then current employees or independent contractors to terminate their employment, contractual or other relationship with HFC, or otherwise interfere or attempt to interfere with that existing employment or other relationship with HFC.


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         4.02   Duration of Restrictions. Notwithstanding Paragraph 4.01 of this
Agreement, in the event Executive's employment terminates pursuant to subparagraph 2.01(g) of this Agreement, the restriction against solicitation contained in Subparagraphs 4.01(a) and 4.01(b) shall be in effect during Executive's employment with HFC and shall continue following termination for the period of time equal to the number of months separation pay received by Executive, regardless of whether such separation pay is paid in a lump sum or in installments.

         4.03 Non-Disparagement. During Executive's employment with HFC and at all times thereafter, Executive shall not disparage or defame, or allow or cause others to disparage or defame, HFC, its Board of Directors, directors, officers, employees, customers, or vendors.

         4.04 Irreparable Harm. The parties acknowledge that HFC will suffer irreparable harm if Executive breaches Paragraph 4.01 or 4.03. Accordingly, HFC shall be entitled, in addition to any other right and remedy they may have, at law or equity, to a temporary restraining order and/or injunction, without the posting of a bond or other security, enjoining or restraining Executive from any violation of Paragraph 4.01 or 4.03 and Executive hereby consents to HFC's right to seek the issuance of such injunction. If HFC institutes any such action against Executive, alone or in conjunction with any third party or parties to enforce any terms or provisions of Paragraph 4.01 or 4.03 then the party that prevails in such action shall be entitled to receive from the opposing party (or parties) in the action the prevailing party's reasonable attorneys' fees incurred in such action and all costs and expenses incurred in connection therewith in accordance with Paragraph 7.07.

         4.05 Limit to Extent Enforceable. In the event that a court of competent jurisdiction determines that any of the provisions of Paragraph 4.01 or 4.03 are unreasonable, it may limit such provision to the extent it deems reasonable, without declaring the provision of Paragraph 4.01 or 4.03 invalid in its entirety. This provision shall not be construed as an admission by HFC, but is only included to provide HFC with the maximum possible protection for its business, Confidential Information, trade secrets and data, consistent with the right of Executive to earn a livelihood subsequent to the termination of his employment.

         4.06 Survival of Provisions. The parties agree that the provisions in this Article IV shall survive termination of this Agreement and termination of Executive's employment for any reason.

                                    ARTICLE V

                                   INVENTIONS

         5.01 Invention. For purposes of this Agreement, the term "Invention" means ideas, discoveries, and improvements whether or not shown or described in writing or reduced to practice and whether patentable or not, relating to any of HFC's present or future sales, research, or other business activities, or reasonably foreseeable business interests of HFC.

         5.02 Disclosure. Executive shall promptly and fully disclose to HFC and will hold in trust for HFC sole right and benefit any invention which Executive, during the period of his employment, makes, conceives, or reduces to practice or causes to be made, conceived, or reduced to practice either alone or in conjunction with others that: (a) relates to any subject matter


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pertaining to Executive's employment; (b) relates to or is directly or indirectly connected with the business, products, projects, or Confidential Information of HFC; or (c) involves the use of any time, material, or facility of HFC.

         5.03 Assignment of Ownership. Executive hereby assigns to HFC all of Executive's right, title, and interest in and to all such inventions as described in Paragraph 5.02 and, upon HFC's request, Executive shall execute, verify, and deliver to HFC such documents including, without limitation, assignments and applications for Letters Patent, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that is necessary to enable HFC to obtain the sole right, title, and benefit to all such inventions.

         5.04 Excluded Inventions. It is further agreed, and Executive is hereby so notified, that the above agreement to assign inventions to HFC does not apply to any invention for which no equipment, supplies, facility, or Confidential Information of HFC was used, which was developed entirely on Executive's own time, and (a) which does not relate: (i) directly to the business of HFC; or (ii) to HFC's actual or demonstrably anticipated research or development; or (b) which does not result from any work performed by Executive for HFC.

         5.05 Prior Inventions. Attached to this Agreement and initialed by both parties is a list of all of the inventions, by description, if any, in which Executive possesses any right, title, or interest prior to this employment and the execution of this Agreement, which are not subject to the terms of this Agreement.

         5.06 Specific Performance; Attorney Fees. Executive expressly acknowledges and agrees that any violation of any terms of Paragraphs 5.02 or
5.03 may result in the issuance of a temporary restraining order and/or injunction against Executive to effect specific performance of the terms of Paragraphs 5.02 or 5.03. If HFC institutes any action against Executive, alone or in conjunction with any third party or parties, to enforce any term or provision of Paragraphs 5.02 or 5.03, then the party that prevails in such action shall be entitled to receive from the opposing party (or parties) in the action the prevailing party's reasonable attorneys' fees incurred in such action and all costs and expenses incurred in connection therewith in accordance with Paragraph 7.07.

                                   ARTICLE VI

                                   ARBITRATION

         6.01 Agreement to Arbitrate. With the exception of HFC's right to seek injunctive relief in connection with breaches by Executive of any provision of Articles III, IV and/or V of this Agreement, all disputes or claims arising out of or in any way relating to this Agreement, including the making of this Agreement, shall be submitted to and determined by final and binding arbitration before the American Arbitration Association ("AAA") under the AAA's National Rules for the Resolution of Employment Disputes. The award of the arbitrator(s), or a majority of them, shall be final and judgment upon such award may be entered in any court of competent jurisdiction. This arbitration provision shall continue in full force and effect after Executive's termination of employment under this Agreement.


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         6.02   Discovery. In addition to any other procedures provided for under the rules of the AAA, upon written request, each party shall, at least 14 days prior to the date of any hearing, provide to the opposite party a copy of all documents relevant to the issues raised by any claim or counterclaim and a list of all witnesses to be called by that party at the hearing and each party shall be permitted to take at least one deposition at least 14 days prior to any hearing.

         6.03 Costs. The costs of proceedings under Article VI shall be paid in accordance with the provisions of Article VII below.

                                   ARTICLE VII

                                  MISCELLANEOUS

         7.01 Governing Law. This Agreement shall be governed according to the laws of the State of Minnesota, without reference to its conflict of laws provisions.

         7.02 Captions. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof.

         7.03 No Conflicting Obligations. Executive represents and warrants to HFC that he is not under, or bound to be under in the future, any obligation to any person, firm, or corporation that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by him of his obligations hereunder. Specifically, but without limiting the generality of the foregoing, Executive warrants and represents to HFC that he is not currently bound and will not be bound in the future by any confidentiality agreements and/or restrictive covenants that may and/or will restrict his ability to perform his duties hereunder. Moreover, Executive agrees that he will not enter into any confidentiality agreements and/or restrictive covenants during his employment with HFC that may or will restrict his ability to perform his duties hereunder, with the exception of any confidentially agreements and/or restrictive covenants entered into by and between Executive and HFC.

         7.04 Successors. This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person. This Agreement may be assigned by HFC. This Agreement is binding on any successors or assigns of HFC.

         7.05 Waiver. The waiver by any party of the breach or nonperformance of any provision of this Agreement by any other party will not operate or be construed as a waiver of any future breach or nonperformance under any provision of this Agreement or any similar agreement with any other employee.

         7.06 Survival of Provisions. Executive acknowledges and agrees that the restrictions and obligations set forth in Articles III, IV, and V of this Agreement are reasonable, shall survive his resignation from employment or the termination of his employment, and shall apply to


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Executive whether his resignation or termination is voluntary or involuntary and regardless of the reason for such resignation or termination.

         7.07 Notices. Any and all notices referred to herein shall be deemed properly given only if in writing and delivered personally or sent postage prepaid, by certified mail, return receipt requested, as follows:

                  (a)   To HFC by notice to the Chief Executive Officer

                  (b) To Executive at his home address as it then appears on the records of HFC, it being the duty of the Executive to keep HFC informed of his current home address at all times.

The date on which notice to HFC or Executive shall be deemed to have been given if mailed as provided above shall be the date on the certified mail return receipt. Personal delivery to Executive shall be deemed to have occurred on the date notice was delivered to Executive personally or deposited in a mail box or slot or left with security or administrative personnel, at Executive's residence by a representative of HFC or any messenger or delivery service.

         7.08 Payment of Fees and Expenses. If any party initiates or becomes a party to a formal proceeding in law or equity, or under Article VI, involving this Agreement, and if either party obtains a substantial portion of the relief requested by that party (the "prevailing party"), then the non-prevailing party shall pay all of its and the prevailing party's reasonable costs and expenses, including reasonable attorneys' fees and expenses, incurred with respect to such proceeding. If neither party obtains a substantial portion of the relief requested each shall bear its/his own expenses. In the event Executive is terminated pursuant to Paragraph 2.01(c) and determines to challenge HFC's determination of Cause, HFC and Executive shall each bear its/his own expenses in connection with any proceeding initiated by Executive with respect to the determination as to "Cause."

         7.09 Term. This Agreement shall be effective from the date written above and shall continue until terminated in accordance with the provisions set forth in this Agreement.

         7.10 Modification. This Agreement supersedes any and all prior oral and written understandings, if any, between the parties relating to the subject matter of this Agreement. This Agreement sets forth the entire understandings and agreements between and among the parties and is the complete and exclusive statement of the terms and conditions thereof, that there are no other written or oral agreements in regard to the subject matter of this Agreement other than those agreements, plans, programs and policies expressly referred to herein. This Agreement shall not be changed or modified except by a written document signed by the parties hereto. It is expressly understood that this Agreement supersedes the "HFC Retention Program" between Employer and Executive dated November 9, 1999 and as such the HFC Retention Program is null and void.

         7.11 Counterparts. More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.


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



                                       HEALTH FITNESS CORPORATION


Date:    August 13, 2001               By       /s/  Jerry V. Noyce
       --------------------                -------------------------------------
                                                Jerry V. Noyce
                                       Its:     Chief Executive Officer


Date:    August 13, 2001                        /s/  David Hurt
       --------------------                -------------------------------------
                                                David Hurt




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